Service Office: Life New Business 30 Dan Rd, Suite 55765 Canton, MA 02021-2809	Variable Life – Fund Allocation JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK (hereinafter referred to as The Company)

This form is part of the Application for Individual Life Insurance.

Print and use black ink. Any changes must be initialed by the Proposed Insured(s) and/or Owner(s).

SECTION A: Proposed Insured(s)

LIFE ONE
1. Name	FIRST	MIDDLE	LAST

LIFE TWO
2. Name	FIRST	MIDDLE	LAST

SECTION B: Owner(s) – Complete information only if Owner(s) is other than Proposed Insured.

3.	Name of Owner(s)

SECTION C: Investment Allocation of Net Premiums

Must complete for all products. Allocation must be in whole numbers. Total must be 100%.

4.	Investment Options for All Products (except Protection VUL with ENLG Rider and Protection Survivorship VUL with ENLG Rider)

Aggressive Growth Portfolios	Growth Portfolios	Growth & Income Portfolios
% Emerging Markets Value	% Small Company Value	% Equity Income
% Real Estate Securities	% Small Cap Value	% 500 Index
%% International Small Company	% Mid Cap Index	% American Growth-Income
% Small Cap Opportunities	% American Growth	% American Asset Allocation
% International Equity Index	% Mid Value	% Capital Appreciation Value
% Small Cap Index	% Global	% PIMCO VIT All Asset
% Science & Technology	% Blue Chip Growth
% Financial Industries	% Fundamental Large Cap Value	Indexed Accounts 2.
% International Value	% Total Stock Market Index	% Base Capped Indexed Account
% American Global Growth	% Capital Appreciation	% Base High Par Capped
% Mid Cap Stock		Indexed Account
% American International
% Small Cap Stock	M Funds	Income Portfolios
% Fundamental All Cap Core	% M International Equity	% High Yield
% Health Sciences	% M Large Cap Growth	% Global Bond
	% M Capital Appreciation	% Strategic Income Opportunities
Other Portfolio	% M Large Cap Value	% Active Bond
%		% Investment Quality Bond
% FIXED ACCOUNT		% Core Bond
% ENHANCED FIXED	Conservative Portfolio	% Total Bond Market
YIELD ACCOUNT 1.	% Money Market	% Select Bond
% Short Term Government Income
% Ultra Short Term Bond

The maximum amount that you can

transfer out of the Fixed Account in any

one Policy Year may be limited. Refer to

your Policy Specification Page and the

Allocations and Transfers provision of your

policy for further details.

Managed Volatility Portfolios
	% Managed Volatility Aggressive	Lifestyle Portfolios
	% Managed Volatility Growth	% Lifestyle Growth
	% Managed Volatility Balanced	% Lifestyle Balanced
	% Managed Volatility Moderate	% Lifestyle Moderate.
	% Managed Volatility Conservative	% Lifestyle Conservative
1. Only available for MSVULX
2. Only available with Accumulation VUL19. To establish recurring transfers, complete Request for Investment Option Changes.

NB5136NY (12/2019) (M)	© 2019 John Hancock Life Insurance Company of New York, Valhalla, NY. All rights reserved.	VERSION (12/2019)

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SECTION D: Segment Proceeds Allocation (Optional)

5.

Upon segment maturity, allocate Segment Proceeds to the following accounts. Select the FROM account and TO account on the chart provided. In the absence of any Segment Proceeds allocation instructions, your policy’s Segment Proceeds will automatically be reallocated 100% to new segments of the same Indexed Account. If additional space is needed for these instructions, please submit a separate page along with this form.

FROM: Base Capped Indexed Account	FROM: Base High Par Capped Indexed Account	PERCENTAGE TO:

%	%	Base Capped Indexed Account

%	%	Base High Par Capped Indexed Account

%	%	Fixed Account

%	%

%	%

%	%

%	%

%	%

%	%	TOTAL (Must equal 100% for each column)

SECTION E: Allocation of Monthly Charges

6.

This option is not available for policies that have Policy Value in any Indexed Account. If any Policy Value is allocated to an Indexed Account, this option is discontinued and charges will be deducted pro-rata. If all Policy Value is later removed from the Indexed Accounts, you must request a new allocation of monthly charges.

Investment Account Name:	%	☐ Check box and attach sheet
with additional information,
	%	if necessary.

SECTION F: Asset Account Balancer (Optional)

7.

The Asset Allocation Balancer Service will only move amounts among the Investment Accounts selected; it will not move amounts to or from the Fixed Account or any Indexed Account. This service will automatically move amounts among your specified Investment Accounts as frequently as you indicate below in number 8 to maintain your chosen percentages in each account. To elect this service, check box A or B and provide details as required.

We reserve the right to cease to offer this program as of 90 days after written notice is sent to you.

If you have elected an Investment Allocation of Net Premiums which includes the Fixed Account or any Indexed Account, complete option B below. Indicate the Rebalancing instructions, excluding those for the Fixed Account or any Indexed Account, totaling 100%, using whole numbers.

A ☐	Rebalance based on the percentages selected in the Investment Allocation of Net Premiums section of this form without regards to any amounts allocated to the Fixed Account or any Indexed Account.

B ☐	Rebalance based on the listed percentages below:

INVESTMENT ACCOUNT	PERCENTAGE	INVESTMENT ACCOUNT	PERCENTAGE	INVESTMENT ACCOUNT	PERCENTAGE
	%		%		%
	%		%		%
	%		%		%

8.	Frequency of Rebalancing

☐  Annually     ☐  Semi-annually     ☐  Quarterly     ☐  Monthly

NB5136NY (12/2019) (M)	© 2019 John Hancock Life Insurance Company of New York, Valhalla, NY. All rights reserved.	VERSION (12/2019)

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SECTION G: Owner(s) Acknowledgement

9.	I understand that under the applied for policy:

a)	the amount of the insurance benefits, the duration of the insurance coverage, or both, may be variable or fixed;

b)

the amount of the insurance benefits, the duration of the insurance coverage, and the policy/account value, may increase or decrease, even to the extent of being reduced to zero, depending on the experience of the chosen investment options and are not guaranteed as to dollar amount. Illustrations of benefits, including death benefits, policy/account and cash surrender values are available on request; and

c)

if the net cash surrender value is insufficient to pay the charges when due and there is not a no-lapse guarantee in effect, your policy can terminate or lapse due to insufficient premiums or poor investment option performance.

SECTION H: Owner(s) Signatures

	SIGNED AT	CITY	STATE		THIS	DAY OF	YEAR

X				X
	SIGNATURE OF OWNER				PRINT NAME OF OWNER
(PROVIDE TITLE OR CORPORATE SEAL, IF SIGNING OFFICER)

X				X
	SIGNATURE OF OWNER				PRINT NAME OF OWNER
(PROVIDE TITLE OR CORPORATE SEAL, IF SIGNING OFFICER)

SECTION I: Registered Representative Signature

I certify that the current prospectuses and supplements that describe the variable life insurance policy applied for and the sub-accounts of the separate account that are available under this policy have been given to the Proposed Insured(s) or the Owner if other than the Proposed Insured(s).

X				X
	SIGNATURE OF REGISTERED REPRESENTATIVE				SIGNED THIS	DAY OF	YEAR

NB5136NY (12/2019) (M)	© 2019 John Hancock Life Insurance Company of New York, Valhalla, NY. All rights reserved.	VERSION (12/2019)

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